EDISON INTERNATIONAL

DIRECTOR COMPENSATION SCHEDULE

As Adopted May 19, 2005, as amended

Non-employee Directors of Edison International and/or Southern California Edison Company (“SCE”) will receive the annual retainers, meeting fees, meeting expenses and equity-based awards described below as compensation for serving as a Director. All Directors of Edison International and/or SCE may participate in the matching gift program described below.

Directors who serve on both the Edison International (“EIX”) Board and the SCE Board, and their corresponding Board Committees, will not receive additional compensation, including additional meeting fees for SCE Board, Board Committee and business meetings held concurrently or consecutively with a corresponding EIX Board, Board Committee or business meeting.

Annual Retainers

Board Retainer - Each Director will receive an annual board retainer of $45,000 to be paid in advance in quarterly installments of $11,250 for any calendar quarter or portion thereof during which the individual serves as a Director.

Board Committee Chair Retainer - Each Director who serves as the Chair of a Board Committee will receive an annual retainer of $5,000, except the Director who serves as the Chair of the Audit Committee will receive an annual retainer of $10,000. The Committee Chair retainers shall be paid in advance in equal quarterly installments for any calendar quarter or portion thereof during which the Director serves as a Committee Chair.

Presiding Director/Lead Director Retainer - Each Director who serves as the presiding director, now known as the lead director, of the non-employee and/or independent Director executive sessions of the Board shall receive an annual retainer of $7,500. The retainer shall be paid in advance in equal quarterly installments for any calendar quarter or portion thereof during which the Director serves as the Presiding Director or Lead Director.

The quarterly retainer installments will be paid on the first business day of the calendar quarter. Initial quarterly retainer installments will be paid as soon as possible following the date of election.

Meeting Fees

Each Director will receive $2,000 for each regular meeting, adjourned regular meeting or special meeting of the Board attended by the Director, for each regular meeting,

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adjourned regular meeting or special meeting of a Committee attended by the Director as a member of the Committee, and for each business meeting attended at the request or invitation of the Chairman of the Board, or in the case of Committee meetings at the request or invitation of the Chairman of the Board in consultation with the Committee Chair on behalf of the corporation in his or her capacity as a Director. Each Director shall receive only one meeting fee for any concurrent meeting attended by the Director, including concurrent meetings of different Board Committees. Full meeting fees will be paid if the Director attends any portion of any meeting.

No additional meeting fee shall be paid when the non-employee or independent members of the Board meet in executive session immediately before, during or immediately after Board meetings.

Meeting fees will be paid on the first business day of the month following the month in which the meeting occurred.

Meeting Expenses

Reasonable expenses incurred by a Director to attend Board meetings, Committee meetings, or business meetings attended on behalf of the corporation in his or her capacity as a Director will be promptly reimbursed upon presentation of a statement of the expenses to the Secretary.

Equity Compensation Plan Awards

Equity-based awards (“Awards”) will be granted under and subject to the terms of the EIX Equity Compensation Plan, or a successor plan, except that any award payable in cash will be deemed paid outside of the plan. The Awards consist of fully vested Edison International deferred stock units (“DSUs”), Edison International common stock (“Common Stock”), and/or Edison International Nonqualified Stock Options (“EIX Options”). DSUs represent the value of one share of Common Stock and will be credited to the Director’s account under the EIX Director Deferred Compensation Plan and subject to the terms of that plan. Each EIX Option represents the right to purchase one share of Common Stock. The EIX Options will have a term of 10 years. The exercise price will be the fair market value of the Common Stock on the date of grant and will be subject to terms and conditions approved in advance by the Board.

Initial Election Award - Upon the initial election of a Director to the Board, the Director will receive 2,000 DSUs.

Annual Reelection Award - Directors reelected to the Board will receive Common Stock and/or DSUs, to be specified in advance by the Director as provided in the next paragraph, equal in the aggregate to 2,000 shares of Common Stock or DSUs.

Prior to the year the Annual Reelection Award is granted, the Director may elect to receive the award entirely in shares of Common Stock, entirely in DSUs, or in any

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combination of each, except that if a fractional share would result, the Common Stock portion will be rounded up to the next whole share and the DSU portion will be rounded down to the next whole DSU. DSUs include dividend equivalent rights that are converted to additional DSUs.

Annual EIX Option Award - Directors elected or reelected to the Board will receive 2,500 Edison International nonqualified stock options with dividend equivalent rights as of the date of election or reelection.

EIX Affiliate Boards - SCE non-employee Directors who do not serve on the EIX Board will receive Awards equal in amount to EIX non-employee Directors if the SCE Board authorizes such compensation. Differing amounts of SCE Awards, and Awards for non-employee directors of other EIX affiliates, may only be made with additional approval of the EIX Board.

Matching Gift Program

Directors of EIX and SCE are eligible to participate in EIX’s matching gift program. EIX’s matching gift program provides assistance to qualified public and private schools by matching dollar-for-dollar gifts of at least $25 up to a prescribed maximum amount per calendar year. The maximum aggregate matching Director contribution is currently $10,000 per calendar year, and an EIX Director who is also an SCE director will receive only one aggregate $10,000 match per calendar year.

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